EXHIBIT 32

 Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Smooth Global (China) Holdings, Inc.

A signed original of this written statement required by Section 906 has been provided to Smooth Global (China) Holdings, Inc. and will be retained by Smooth Global (China) Holdings, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

November 8, 2011	/s/ Xiaojing Xu
Xiaojing Xu (Chief Executive Officer)

November 8, 2011	/s/ Hui Liang
Hui Liang (Chief Financial Officer)